                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
CHARLOTTE, N.C., March 23, 2021 - Barings BDC, Inc. (NYSE: BBDC) ("Barings BDC" or the "Company") today reported its financial and operating results for the fourth quarter and full year of 2020.
Highlights

Income Statement	Three Months Ended December 31, 2020		Three Months Ended September 30, 2020		Full Year Ended December 31, 2020
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)	Total Amount	Per Share(3)
Net investment income	$9.2	$0.19	$8.0	$0.17	$31.0	$0.64
Net realized losses	$(1.0)	$(0.02)	$(20.5)	$(0.43)	$(38.3)	$(0.79)
Net unrealized appreciation	$17.0	$0.34	$55.9	$1.17	$18.5	$0.38
Net increase in net assets resulting from operations	$22.8	$0.46	$43.2	$0.90	$8.2	$0.17
Dividends paid		$0.17		$0.16		$0.65
(1) Based on weighted average shares outstanding during the period of 49,470,825.
(2) Based on weighted average shares outstanding during the period of 47,961,753.
(3) Based on weighted average shares outstanding during the period of 48,575,139.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2020	As of September 30, 2020	As of December 31, 2019
Investment portfolio at fair value	$1,495.8	$1,116.3	$1,173.6
Weighted average yield on performing debt investments, excluding short-term investments (at principal amount)	7.1%	6.2%	6.2%

Total assets	$1,677.0	$1,222.6	$1,252.6
Debt outstanding (principal)	$944.7	$692.0	$670.7
Total net assets (equity)	$717.8	$526.0	$570.9
Net asset value per share	$10.99	$10.97	$11.66
Debt-to-equity ratio	1.32x	1.32x	1.17x
Net debt-to-equity ratio (adjusted for unrestricted cash, short-term investments and unsettled transactions)	1.04x	0.74x	0.90x
Fourth Quarter 2020 Results
Commenting on the quarter, Jonathan Bock, Chief Financial Officer, stated, "As outlined in our preliminary earnings release on February 9, 2021, Barings BDC experienced strong net earning-asset growth and stable credit quality in the fourth quarter. These positive trends have continued in the first quarter of 2021, with strong performance and growth in both our middle-market and cross-platform investments.
During the three months ended December 31, 2020, the Company reported total investment income of $19.9 million, net investment income of $9.2 million, or $0.19 per share, and a net increase in net assets resulting from operations of $22.8 million, or $0.46 per share.
Net asset value ("NAV") per share as of December 31, 2020 was $10.99, as compared to $10.97 as of September 30, 2020. The increase in NAV per share from September 30, 2020 to December 31, 2020 was primarily attributed to net unrealized appreciation on the Company's investment portfolio and foreign currency transactions of approximately $0.34 per share and net investment income exceeding the fourth quarter dividend by $0.02 per share, partially offset by a net realized loss on investments and foreign currency transactions of $0.02 per share, loss on extinguishment of debt of $0.05 per share and the net impact of the acquisition of MVC Capital, Inc. ("MVC") of $0.28 per share.
Eric Lloyd, Chief Executive Officer, stated, "The Company continues to further diversify its underlying asset base across its wide frame of investment reference and deploy capital into attractive, global middle-market and cross-platform investments. The fourth quarter saw the Company complete the rotation out of its initial broadly syndicated loan portfolio, and we continue to see the opportunity for earnings and NAV expansion based on continued earning-asset growth and income contribution from the MVC acquisition that closed in the fourth quarter."
Recent Portfolio Activity
During the three months ended December 31, 2020, the Company's originations in new middle-market investment commitments were $528 million across 24 new and 17 existing portfolio companies at a weighted average all-in spread of approximately 7.2%. Cross-platform originations totaled $38 million at a weighted average all-in spread of approximately 15.0%, excluding equity and joint ventures. These figures exclude the recently acquired MVC investment portfolio. Sales and repayments totaled $239 million. As of December 31, 2020, the fair value of the Company's total investment portfolio, including the acquired MVC investment portfolio, was $1.5 billion, up from $1.1 billion as of September 30, 2020.
During the three months ended December 31, 2020, the Company reported total net unrealized appreciation of $17.0 million, consisting of net unrealized appreciation on its current portfolio of $20.2 million, net unrealized depreciation related to foreign currency transactions of $8.4 million and net unrealized appreciation reclassification adjustments of $5.2 million related to the net realized losses on the sales / repayments of certain investments. The net unrealized appreciation on the Company's current portfolio of $20.2 million was driven primarily by the impact of foreign currency exchange rates on middle-market debt investments of $5.8 million and the broad market moves for the entire investment portfolio of $16.2 million, partially offset by unrealized depreciation relating to the credit or fundamental performance of middle-market debt investments of $1.9 million.
MVC Acquisition and Related Activities
On December 23, 2020, the Company completed its acquisition of MVC and onboarded approximately $185 million of investments (at fair value) across 18 portfolio companies. As of December 31, 2020, the weighted average yield on the fair value of the MVC debt investment portfolio was approximately 13.4%.
Following the closing of the merger with MVC, Barings LLC and Barings BDC entered into an amended and restated investment advisory agreement that, among other things, (i) reduced the annual base management fee payable to Barings LLC from 1.375% to 1.250% of Barings BDC's gross assets effective January 1, 2021, and (ii) reset the commencement date for the rolling 12-quarter "look-back" provision used to calculate the income incentive fee and incentive fee cap to January 1, 2021 from January 1, 2020.
Barings LLC also entered into a credit support agreement with Barings BDC, for the benefit of the combined company, to protect against net cumulative unrealized and realized losses of up to $23.0 million on the acquired MVC investment portfolio over the next 10 years.
In connection with the closing of the merger, Barings BDC's board of directors affirmed Barings BDC's commitment to open-market purchases of shares of Barings BDC's common stock in an aggregate amount of up to $15.0 million at then-current market prices at any time shares trade below 90% of Barings BDC's then most recently disclosed net asset value per share. Any repurchases pursuant to the authorized program will occur during the 12-month period commencing upon the filing of Barings BDC's quarterly report on Form 10-Q for the quarter ending March 31, 2021 and are expected to be made in accordance with a repurchase plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as subject to compliance with the covenants in Barings BDC's borrowing arrangements, including its $800 million senior secured revolving credit agreement, and certain other regulatory requirements.
Liquidity and Capitalization
As of December 31, 2020, the Company had unrestricted cash and foreign currencies of $89.0 million, short-term money market fund investments of $65.6 million, $719.7 million of borrowings outstanding under its $800.0 million senior secured revolving credit agreement and $225.0 million aggregate principal amount of unsecured notes outstanding. In addition, the Company had a net receivable from unsettled transactions of $45.9 million and commitments from a third party investor to purchase an additional $25.0 million aggregate principal amount of senior unsecured notes under its Note Purchase Agreement entered into on August 3, 2020 (the "August 2020 NPA"), subject to the terms of the August 2020 NPA.

On October 15, 2020, the Company fully repaid all remaining outstanding notes under its term debt securitization totaling $178.3 million with available cash and short-term money market fund investments.
On November 4, 2020, the Company entered into a Note Purchase Agreement (the "November 2020 NPA") governing the issuance of (i) $62.5 million in aggregate principal amount of Series B senior unsecured notes ("Series B Notes") due November 2025 with a fixed interest rate of 4.25% per year and (ii) $112.5 million in aggregate principal amount of Series C senior unsecured notes ("Series C Notes" and, collectively with the Series B Notes, the "November Notes") due November 2027 with a fixed interest rate of 4.75% per year, in each case, to qualified institutional investors in a private placement. Each stated interest rate is subject to a step up of (x) 0.75% per year, to the extent the applicable November Notes do not satisfy certain investment-grade ratings conditions and/or (y) 1.50% per year, to the extent the ratio of secured debt to total assets exceeds specified thresholds, measured as of each fiscal quarter end. The November Notes were delivered and paid for on November 5, 2020. Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for more information.
In connection with the November 2020 NPA, also on November 4, 2020, the Company amended the August 2020 NPA to reduce the aggregate principal amount of unissued additional senior unsecured notes from $50.0 million to $25.0 million.
Share Repurchase Program
On February 27, 2020, the Board approved an open-market share repurchase program for fiscal year 2020 (the “2020 Share Repurchase Program”). Under the 2020 Share Repurchase Program, the Company was authorized during fiscal year 2020 to repurchase up to a maximum of 5.0% of the amount of shares outstanding as of February 27, 2020 if shares traded below NAV per share, subject to liquidity and regulatory constraints.
As of December 31, 2020, the Company had repurchased a total of 989,050 shares of its common stock in the open market under the 2020 Share Repurchase Program (approximately 2.0% of shares outstanding as of February 27, 2020), at an average price of $7.21 per share, including commissions paid.
Dividend Information
As previously announced on February 9, 2021, the Board declared a quarterly cash dividend of $0.19 per share for the quarter ending March 31, 2021.
The Company’s first quarter dividend was payable as follows:
First Quarter 2021 Dividend:
Amount per share:         $0.19
Record date:             March 10, 2021
Payment date:             March 17, 2021
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company's common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States ("GAAP"). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company's distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to December 31, 2020, the Company made approximately $224.1 million of new commitments, of which $202.2 million closed and funded. The $202.2 million of investments consist of $162.2 million of first lien senior secured debt investments, a $14.5 million second lien senior secured debt investment, and $25.6 million of equity and joint venture investments. The weighted average yield of the debt investments was 6.7%. In addition, the Company funded $27.1 million of previously committed delayed draw term loans.

On February 25, 2021, the Company entered into a Note Purchase Agreement (the “February 2021 NPA”) governing the issuance of (1) $80.0 million in aggregate principal amount of Series D senior unsecured notes due February 26, 2026 (the “Series D Notes”) with a fixed interest rate of 3.41% per year and (2) $70.0 million in aggregate principal amount of Series E senior unsecured notes due February 26, 2028 (the “Series E Notes” and, collectively with the Series D Notes, the “February Notes”) with a fixed interest rate of 4.06% per year, in each case, to qualified institutional investors in a private placement. Each stated interest rate is subject to a step up of (x) 0.75% per year, to the extent the applicable February Notes do not satisfy certain investment grade rating conditions and/or (y) 1.50% per year, to the extent the ratio of the Company’s secured debt to total assets exceeds specified thresholds, measured as of each fiscal quarter end. The February Notes were delivered and paid for on February 26, 2021. The Company intends to use the net proceeds from the offering of the February Notes for general corporate purposes, including to make investments and make distributions permitted by the February 2021 NPA. Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for more information.
Conference Call to Discuss Fourth Quarter and Full Year 2020 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2020 financial and operating results for Wednesday, March 24, 2021, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until April 7, 2021. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13716154.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until April 7, 2021.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, are subject to change at any time based upon economic, market or other conditions, including with respect to the impact of the COVID-19 pandemic and its effects on Barings BDC's and its portfolio companies' results of operations and financial condition, and may not be relied upon as investment advice or an indication of Barings BDC's trading intent. More information on these risks and other potential factors that could affect Barings BDC's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or made on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC's most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC's quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company's results, the Company's management has discussed in this press release the Company's net debt (calculated as total debt less unrestricted cash and foreign currencies (excluding restricted cash), short-term investments and net receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company's financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors' ability to analyze trends in the Company's business and to evaluate the Company's leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Exchange Act, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $345+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $345+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2020
Media Contact:
Fred Hawrysh, Media Relations, Barings, 203-246-1205, Fred.Hawrysh@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets

	December 31,
	2020	2019
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $1,318,614,617 and $1,085,886,720 at December 31, 2020 and 2019, respectively)	$1,325,783,281	$1,066,845,054
Affiliate investments (cost of $76,055,873 and $10,158,270 at December 31, 2020 and December 31, 2019, respectively)	78,598,633	10,229,813
Control investments (cost of $25,826,428 at December 31, 2020)	25,855,796	—
Short-term investments (cost of $65,558,227 and $96,568,940 at December 31, 2020 and 2019, respectively)	65,558,227	96,568,940
Total investments at fair value	1,495,795,937	1,173,643,807
Cash (restricted cash of $3,488,336 and $0 at December 31, 2020 and 2019, respectively)	62,651,340	13,567,849
Foreign currencies (cost of $29,555,465 and $8,360,011 at December 31, 2020 and December 31, 2019, respectively)	29,836,121	8,423,716
Interest and fees receivable	21,617,843	5,265,980
Prepaid expenses and other assets	2,014,558	1,112,559
Credit support agreement	13,600,000	—
Deferred financing fees	4,110,564	5,366,119
Receivable from unsettled transactions	47,412,382	45,254,808
Total assets	$1,677,038,745	$1,252,634,838
Liabilities:
Accounts payable and accrued liabilities	$6,045,443	$1,501,271
Interest payable	2,219,274	2,491,534
Administrative fees payable	675,000	400,000
Base management fees payable	3,413,270	3,266,722
Derivatives liabilities	1,336,283	23,559
Payable from unsettled transactions	1,548,578	4,924,150
Borrowings under credit facilities	719,660,707	352,488,419
Debt securitization	—	316,664,474
Notes payable	224,335,666	—
Total liabilities	959,234,221	681,760,129
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 65,316,085 and 48,950,803 shares issued and outstanding as of December 31, 2020 and 2019, respectively)	65,316	48,951
Additional paid-in capital	1,027,707,047	853,766,370
Total distributable earnings (loss)	(309,967,839)	(282,940,612)
Total net assets	717,804,524	570,874,709
Total liabilities and net assets	$1,677,038,745	$1,252,634,838
Net asset value per share	$10.99	$11.66

Barings BDC, Inc.
Consolidated Statements of Operations

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2020	September 30, 2020	December 31, 2020
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$17,416,996	$15,205,310	$65,267,782
Short-term investments	16,267	12,237	353,109
Total interest income	17,433,263	15,217,547	65,620,891
Dividend income:
Non-Control / Non-Affiliate investments	—	—	2,603
Total dividend income	—	—	2,603
Fee and other income:
Non-Control / Non-Affiliate investments	1,694,794	769,126	4,075,344
Control investments	5,292	—	5,292
Total fee and other income	1,700,086	769,126	4,080,636
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	727,894	342,469	1,304,986
Affiliate investments	11,789	—	11,789
Control investments	9,532	—	9,532
Total payment-in-kind interest income	749,215	342,469	1,326,307
Interest income from cash	—	—	631
Total investment income	19,882,564	16,329,142	71,031,068
Operating expenses:
Interest and other financing fees	5,444,855	3,738,991	19,812,711
Base management fee	3,413,270	3,375,262	14,317,693
Compensation expenses	(29)	—	48,381
General and administrative expenses	1,749,429	1,254,723	5,793,880
Total operating expenses	10,607,525	8,368,976	39,972,665
Net investment income before taxes	9,275,039	7,960,166	31,058,403
Income taxes, including excise tax expense	63,038	7,561	70,599
Net investment income after taxes	$9,212,001	$7,952,605	$30,987,804
Realized and unrealized gains (losses) on investments and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(2,068,657)	(19,477,823)	(38,302,323)
Net realized losses on investments	(2,068,657)	(19,477,823)	(38,302,323)
Foreign currency transactions	1,102,531	(1,028,262)	12,743
Net realized losses	(966,126)	(20,506,085)	(38,289,580)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	23,687,546	56,467,202	26,210,329
Affiliate investments	1,642,949	1,624,230	2,471,217
Control investments	29,368	—	29,368
Net unrealized appreciation on investments	25,359,863	58,091,432	28,710,914
Foreign currency transactions	(8,404,914)	(2,144,050)	(10,161,326)
Net unrealized appreciation	16,954,949	55,947,382	18,549,588
Net realized losses and unrealized appreciation (depreciation) on investments and foreign currency transactions	15,988,823	35,441,297	(19,739,992)
Loss on extinguishment of debt	(2,428,662)	(216,474)	(3,088,728)
Benefit from taxes	43	199	17,709
Net increase in net assets resulting from operations	$22,772,205	$43,177,627	$8,176,793
Net investment income per share—basic and diluted	$0.19	$0.17	$0.64
Net increase in net assets resulting from operations per share—basic and diluted	$0.46	$0.90	$0.17
Dividends/distributions per share:
Total dividends/distributions per share	$0.17	$0.16	$0.65
Weighted average shares outstanding—basic and diluted	49,470,825	47,961,753	48,575,139

BARINGS BDC, INC.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio

	December 31, 2020		September 30, 2020		December 31, 2019
Total debt (principal)	$944,660,707		$692,016,256		$670,698,595
minus: Cash and foreign currencies (excluding restricted)	(88,999,125)		(14,787,358)		(21,991,565)
minus: Short-term investments	(65,558,227)		(210,503,390)		(96,568,940)
plus: Payable from unsettled transactions	1,548,578		—		4,924,150
minus: Receivable from unsettled transactions	(47,412,382)		(75,486,443)		(45,254,808)
Total net debt(1)	$744,239,551		$391,239,065		$511,807,432

Total net assets	$717,804,524		$525,976,941		$570,874,709

Total net debt-to-equity ratio(1)	1.04	x	0.74	x	0.90	x
(1) See the "Non-GAAP Financial Measures" section of this press release.